EXHIBIT 99.1


WAKE FOREST BANCSHARES, INC.
302 S. BROOKS STREET
WAKE FOREST, NORTH CAROLINA 27587
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FOR IMMEDIATE RELEASE

                                     CONTACT: ROBERT C. WHITE, CEO
OCTOBER 24, 2003                              (919)-556-5146

                          WAKE FOREST BANCSHARES, INC.
                           ANNOUNCES YEAR END RESULTS

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE) parent company of Wake Forest Federal Savings and Loan Association, announced today that the Company reported earnings of $1,151,150 or $1.00 per share for the year ended September 30, 2003, compared to earnings of $1,056,100 or $0.92 per share a year earlier. Earnings for the fourth quarter amounted to $257,100 or $0.22 per share.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that he was pleased that the Company's year-end results exceeded expectations. He also cautioned that the Company's interest rate margins continue to be constricted due to the Federal Reserve's current policy of maintaining historic low rates. The Company has made attempts to control its interest rate risk by ensuring that its interest-earning portfolios are relatively short in duration. In doing so, the Company believes it has sacrificed possible higher earnings in the short run for longer-term earnings stability. The Company's net interest margin was 3.48% during the current year, which was an improvement compared to a margin of 3.24% a year earlier, but significantly less than margin levels two-three years earlier. In addition, soft economic conditions during 2003 hampered loan demand in the Company's primary lending area. However, refinancing activity spurred by a low interest rate environment aided the Company's venture into the secondary lending market during the year.

The Company had previously announced a quarterly dividend of $0.14 per share for shareholders of record as of September 30, 2003, payable on October 10, 2003. The current dividend represents the 30th consecutive quarterly dividend paid by the Company. During the third quarter, the Company increased the quarterly dividend rate by $0.02 per share.

Wake Forest Bancshares Inc.'s return on average assets was 1.30% for the current year and its efficiency ratio was 37.16% for 2003. At September 30, 2003, the Company's ratios of non-performing loans to total loans and non-performing assets to total assets equaled 0.37% and 0.81%, respectively. The Company provided $215,000 in loan loss provisions during the current year and raised its percentage of loan loss allowances to total loans from 0.61% at the start of its fiscal year to 0.95% at September 30, 2003. The Company believes that it is adequately reserved for any possible loan losses at this time. Total assets of the Company amounted to $85.7 million at September 30, 2003. Total net loans receivable and deposits outstanding at September 30, 2003 amounted to $67.0 million and $68.8 million, respectively.

Wake Forest Bancshares, Inc. has 1,145,296 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal Savings & Loan Association from its office in Wake Forest, (Wake County), North Carolina.